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[Letterhead]

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this Proxy Statement of our report dated March 28, 2000 included in the Annual Report on Form 10-K of Prometheus Income Partners (the "Partnership") for the year ended December 31, 1999. It should be noted that we have not audited any financial statements of the Partnership subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.



/s/ Arthur Andersen LLP

San Francisco, California
June 21, 2000